FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  June, 1998


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811










Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            June, 1998

Item 5(a) Other Material Events - Restructuring of Purchase Power
          Agreement with Wheelabrator-Sherman Energy Company.

          Reference is made to the Company's Form 10-K for December 31, 1997 and Form 10-Q for the quarter ended March 31, 1998, where the Company's efforts to restructure the Purchase Power
          Agreement with Wheelabrator-Sherman are discussed.

          The Company has a Power Purchase Agreement (PPA) with the Wheelabrator-Sherman Energy Company (W-S) under which the Company is obligated to purchase the entire output (up to 126,582 MWH) of a 17.6 MW biomass plant owned by W-S. The current term of the PPA expires on December 31, 2000, but was renewable by either party for an additional fifteen years at prices to be determined by mutual agreement or, absent mutual agreement, by the Maine Public Utilities Commission (MPUC).

          On October 15, 1997, the Company and W-S agreed to amend the PPA. Under the terms of this amendment, W-S agreed to reductions in the price of the purchased power of approximately $10 million over the PPA's current term in exchange for a buydown payment of $8.7 million. The Company and W-S have also agreed to renew the PPA for an additional six years at agreed-upon prices. The Company believes the amended PPA will help relieve the financial pressure caused by the recent closure of Maine Yankee as well as the need for substantial increases in its retail rates, and is therefore in the best interests of the Company, its customers and shareholders.

          In order to finance the upfront payment to W-S, the Company concluded that it must obtain funds from the Finance Authority of Maine (FAME); absent FAME financing the Company did not believe it could obtain the funds on terms sufficiently economic to justify the arrangement with W-S. Before the Company obtained the required financing, the MPUC had to approve the amended PPA. In Docket No. 97-727, the Company requested approval of the amended PPA and also asked the MPUC for a determination that any so-called stranded costs created by the amended PPA will be recoverable from customers to the extent permitted by Maine law. On December 22, 1997, the MPUC approved the amended PPA and determined that the upfront payment created by the amended PPA will be treated as stranded cost. On February 19, 1998 and May 21, 1998, the FAME Board of Directors voted to provide the Company with the financing necessary to support the amended PPA.




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Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            June, 1998

Item 5(a) Other Material Events - Restructuring of Purchase Power
          Agreement with Wheelabrator-Sherman Energy Company - Continued

          On May 29, 1998, FAME issued $11,540,000 of its Taxable Electric Rate Stabilization Revenue Notes, Series 1998A (Maine Public Service Company) (the Notes) on behalf of the Company. The Notes were issued pursuant to, and are secured under, a Trust Indenture by and between FAME and Peoples Heritage Bank, Portland, Maine, as Trustee (the Trustee), for the purpose of:
          (i) financing the buydown payment to W-S of approximately $8.7 million, as required under the amended purchase power agreement described above; (ii) for the Capital Reserve Fund, as required by FAME under their Electric Rate Stabilization Program; and (iii) for issuance costs. The Notes are limited obligations of FAME, payable solely out of the trust estate available under the Indenture, principally the Loan Note and Loan Agreement with the Company and the Capital Reserve Fund held by the Trustee. The Company has issued $4 million of its First Mortgage Bonds and $7.54 million of its Second Mortgage Bonds as collateral for its performance under the Loan Note issued pursuant to the Loan Agreement.

          The Notes will bear interest at a Floating Interest Rate, initially at 5.7% per annum, and will be adjusted weekly. The Company can convert to a Fixed Interest Rate. As long as the Notes bear interest at the Floating Interest Rate, interest is payable monthly and, upon conversion to a Fixed Interest Rate, interest is payable semiannually. If the Notes cannot be remarketed, the Company's obligation to purchase Notes, while bearing interest at a Floating Interest Rate, will be funded by Fleet National Bank pursuant to a Standby Note Purchase Agreement. Payment of the regularly scheduled principal (including by mandatory sinking fund redemption) and interest on the Notes when due will be insured by a municipal bond insurance policy issued, concurrently with the Notes, by AMBAC Assurance Corporation. Moody's Investor Service has assigned its municipal bond ratings of "Aaa/VMIG-1" to the Notes.

          On May 29, 1998, with the completion of the financing, the Company made the buydown payment of $8.7 million to W-S, thereby completing all of the conditions required under the amended purchase power agreement. On June 1, 1998, the Company purchased an interest rate cap of 7% to limit its interest rate exposure, while using the Floating Interest Rate option.





                                   -3-
Current Report, Form 8-K for                            Date of Report
Maine Public Service Company                            June, 1998

Item 5(a) Other Material Events - Restructuring of Purchase Power
          Agreement with Wheelabrator-Sherman Energy Company - Continued


                                   MAINE PUBLIC SERVICE COMPANY
                                             Registrant



Dated:  June 3, 1998               /s/  Larry E. LaPlante
                                   Larry E. LaPlante, Vice President,
                                   Finance, Administration & Treasurer






































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